                                                                   Exhibit T3A-2

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               GLOBIX CORPORATION

         Under Section 242 of the Delaware General Corporation Law (the "DGCL"), GLOBIX CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

         FIRST, the name of the corporation is GLOBIX CORPORATION.

         SECOND, the address of the Company's registered office in the State of Delaware is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is United Corporate Services, Inc.

         THIRD, the purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

         FOURTH, the Company shall have the authority to issue five hundred million (500,000,000) shares of common stock having a par value of $.01 per share. The Company shall also have the authority to issue five million (5,000,000) shares of preferred stock having a par value of $.01 per share (the "Preferred Shares"). The board of directors of the Company (the "Board"), shall have the right to authorize, by resolution of the Board adopted in accordance with the By-laws of the Company, the issuance of the Preferred Shares and, in connection therewith, to (a) cause such shares to be issued in series; (b) fix the annual rate of dividends payable with respect to the Preferred Shares or series thereof; (c) fix the amount payable upon redemption of the Preferred Shares; (d) fix the amount payable upon liquidation or dissolution of the Company; (e) fix provisions as to voting rights; and (e) fix such other rights, powers and preferences as the Board shall determine.

         FIFTH, the name and mailing address of the incorporator of the Company is:

                               Marc H. Bell
                               139 Centre Street
                               New York, NY 10013

         SIXTH, no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     SEVENTH, the Company shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided,
                                                                --------
however, that, except for proceedings to enforce rights to indemnification, the
-------
Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

         The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this Article SEVENTH to directors and officers of the Company.

         The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Company, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

         Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Company existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

     EIGHTH, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company, except as otherwise provided in the By-Laws of the Company.

     NINTH, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the U.S. Code the Company will not issue non-voting equity securities.

     TENTH, in furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Company's By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Company's By-Laws. The Company's By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

     TWELFTH, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

         IN WITNESS WHEREOF, the undersigned sets his name to this Certificate of Incorporation and affirms that the statements made herein are true under the penalties of perjury, this __ day of _________, 2002.

                                            /s/_______________________________
                                            By:
                                            Title:

                                        3